Exhibit 99.1

[ETE Logo]

ENERGY TRANSFER EQUITY
REPORTS FIRST QUARTER RESULTS

Dallas - May 8, 2012 - Energy Transfer Equity, L.P. (NYSE:ETE) today reported financial results for the quarter ended March 31, 2012.

Distributable Cash Flow, as adjusted, was $130.7 million for the three months ended March 31, 2012 as compared to $125.8 million for the three months ended March 31, 2011.  ETE's net income attributable to partners was $166.4 million for the three months ended March 31, 2012, an increase of $77.8 million over the three months ended March 31, 2011.

As of and during the quarter ended March 31, 2012, ETE's financial position and operating results were impacted by the following transactions:

•
Southern Union Acquisition.  On March 26, 2012, ETE completed the acquisition of Southern Union Company (“Southern Union”) for $5.4 billion of cash and ETE Common Units.  As such, Southern Union was consolidated in ETE's financial statements as of March 31, 2012 and its cash flows were included in ETE's Distributable Cash Flow from March 26, 2012 to March 31, 2012.  The cash portion of the Southern Union acquisition purchase price was $3.0 billion, which was funded with proceeds from a $2.0 billion senior secured term loan and with proceeds from the dropdown transaction discussed below.

Merger and Finance-related Expenses. In connection with the Southern Union acquisition the following expenses were incurred by ETE during the three months ended March 31, 2012:

•
$62.2 million in fees related to a bridge loan facility that ETE entered into to initially fund the cash consideration of the Southern Union merger.  The bridge loan facility was not utilized and was terminated on March 26, 2012;

•	$29.9 million in merger-related costs that were accounted for in selling, general and administrative expenses; and,

•	$53.1 million of net merger-related expenses incurred directly by Southern Union that were consolidated in to ETE's operating results.

•
Citrus Dropdown.  Concurrent with the Southern Union acquisition, ETE completed the dropdown of Southern Union's 50% interest in Citrus Corp. (“Citrus”) to Energy Transfer Partners, L.P. (“ETP”) in exchange for approximately $1.9 billion in cash and $105 million of ETP common units.  The cash proceeds from ETP were used in part to fund a portion of the Southern Union acquisition and to repay existing indebtedness at Southern Union.  Citrus was reflected as an equity method investment on ETE's consolidated financial statements from the date of acquisition.  In connection with this transaction, ETE also relinquished its rights to $220 million of the incentive distributions from ETP that it would otherwise be entitled to receive over 16 consecutive quarters.

•
Propane Contribution.  On January 12, 2012, ETP completed the contribution of its retail propane operations to AmeriGas Partners, L.P. (“AmeriGas”) in exchange for approximately $2.7 billion, consisting of cash and AmeriGas common units, which resulted in the recognition of a $1.1 billion gain on deconsolidation in ETE's consolidated financial statements during the three months ended March 31, 2012, and ETE's consolidated financial statements now reflect ETP's equity method investment in AmeriGas.

•
Tender Offer.  ETP used the cash proceeds from the propane contribution discussed above to repay borrowings under its existing revolving credit facility and to extinguish approximately $750 million in senior notes outstanding through a tender offer.  As a result of the tender offer, a loss on extinguishment of debt of $115.0 million was recorded during the three months ended March 31, 2012 and recognized in ETE's consolidated statement of operations.

The Partnership has scheduled a conference call for 8:30 a.m. Central Time, Wednesday, May 9, 2012 to discuss its first quarter 2012 results.  The conference call will be broadcast live via an internet web cast, which can be accessed through www.energytransfer.com and will also be available for replay on the Partnership's website for a limited time.

The Parent Company’s principal sources of cash flow are derived from distributions related to its direct and indirect investments in the limited and general partner interests in ETP and Regency Energy Partners LP (“Regency”), including 100% of ETP's and Regency's incentive distribution rights, approximately 52.5 million of ETP's common units and approximately 26.3 million of Regency's common units. Effective with its acquisition on March 26, 2012, the Parent Company also generates cash flow from its wholly owned subsidiary, Southern Union.  ETE’s primary cash requirements are for general and administrative expenses, debt service requirements and distributions to its partners and holders of the Preferred Units.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measure of Distributable Cash Flow.  The accompanying schedules provide a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP.  The Partnership's Distributable Cash Flow should not be considered as an alternative to GAAP financial measures such as net income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Distributable Cash Flow.  The Partnership defines Distributable Cash Flow for a period as cash distributions expected to be received from ETP and Regency in respect of such period in connection with the Partnership's investments in limited and general partner interests of ETP and Regency, net of the Partnership's cash expenditures for general and administrative costs and interest expense.  Subsequent to the acquisition of Southern Union on March 26, 2012, the Partnership's definition of Distributable Cash Flow also includes distributable cash flow related to Southern Union.  The Partnership defines distributable cash flow for Southern Union as net income, adjusted for certain non-cash items, less maintenance capital expenditures.  Non-cash items include depreciation and amortization, deferred income taxes, non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, and non-cash impairment charges.

Distributable Cash Flow is a significant liquidity measure used by the Partnership's senior management to compare net cash flows generated by the Partnership's equity investments in ETP and Regency to the distributions the Partnership expects to pay its unitholders.  Using this measure, the Partnership's management can compute the coverage ratio of estimated cash flows for a period to planned cash distributions for such period.

Distributable Cash Flow is also an important non-GAAP financial measure for our limited partners since it indicates to investors whether the Partnership's investments are generating cash flows at a level that can sustain or support an increase in quarterly cash distribution levels.  Financial measures such as Distributable Cash Flow are quantitative standards used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder).  The GAAP measure most directly comparable to Distributable Cash Flow is net income for ETE on a stand-alone basis (“Parent Company”).  The accompanying analysis of Distributable Cash Flow is presented for the three months ended March 31, 2012 and 2011 for comparative purposes.

Distributable Cash Flow, as adjusted.  The Partnership defines Distributable Cash Flow, as adjusted, for a period as cash distributions expected to be received from ETP and Regency in respect of such period in connection with the Partnership's investments in limited and general partner interests of ETP and Regency plus the distributable cash flow related to Southern Union (as described in the definition of Distributable Cash Flow above), net of the Partnership's cash expenditures for general and administrative costs and interest expense, excluding certain items, such as acquisition-related expenses.  Due to (i) the cash expenses that were incurred during the three months ended March 31, 2012 in connection with the Partnership's merger and acquisition activities, Distributable Cash Flow, as adjusted, for the three months ended March 31, 2012 and 2011 is a significant liquidity measure used by the Partnership's senior management to compare net cash flows generated by the Partnership's equity investments in ETP and Regency to the distributions the Partnership expects to pay its unitholders.  Using this measure, the Partnership's management can compute the coverage ratio of estimated cash flows for a period to planned cash distributions for such period.  The GAAP measure most directly comparable to Distributable Cash Flow, as adjusted, is net income (loss) for the Parent Company on a stand-alone basis.  The accompanying analysis of Distributable Cash Flow, as adjusted, is presented for the three months ended March 31, 2012 and 2011 for comparative purposes.

Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner and 100 percent of the incentive distribution rights (IDRs) of Energy Transfer Partners and approximately 52.5 million ETP limited partner units; and owns the general partner and 100 percent of the IDRs of Regency Energy Partners and approximately 26.3 million Regency limited partner units.  ETE is also the parent of Southern Union Company.  The ETE family of companies owns approximately 45,000 miles of natural gas and natural gas liquids pipelines.  For more information, visit the Energy Transfer Equity, L.P. web site at www.energytransfer.com.

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets.  ETP has pipeline operations in Alabama, Arizona, Arkansas, Colorado, Florida, Louisiana, Mississippi, New Mexico, Utah and West Virginia and owns the largest intrastate pipeline system in Texas.  ETP currently has natural gas operations that include approximately 23,500 miles of gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas.  ETP also holds a 70 percent interest in Lone Star NGL, a joint venture that owns and operates NGL storage, fractionation and transportation assets in Texas, Louisiana and Mississippi.  ETP’s general partner is owned by ETE.  For more information, visit the Energy Transfer Partners, L.P. web site at www.energytransfer.com.

Regency Energy Partners LP (NYSE: RGP) is a growth-oriented, midstream energy partnership engaged in the gathering and processing, contract compression, treating and transportation of natural gas and the transportation, fractionation, and storage of natural gas liquids.  Regency also holds a 30% interest in Lone Star NGL LLC, a joint venture that owns and operates natural gas liquids storage, fractation, and transporation assets in Texas, Louisiana and Missippi.  Regency's general partner is owned by ETE.  For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.

Contacts
Investor Relations:                                                                Media Relations:
Energy Transfer                                                      Vicki Granado
Brent Ratliff                                                      Granado Communications Group
214-981-0700 (office)                                                                214-599-8785 (office)
214-498-9272 (cell)

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ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	March 31, 2012	December 31, 2011
ASSETS

CURRENT ASSETS	$1,873,770	$1,455,444

PROPERTY, PLANT AND EQUIPMENT, net	21,403,821	14,558,562

ADVANCES TO AND INVESTMENTS IN AFFILIATES	4,667,594	1,496,600
LONG-TERM PRICE RISK MANAGEMENT ASSETS	25,345	26,011
GOODWILL	3,400,542	2,038,975
INTANGIBLES ASSETS, net	960,725	1,072,291
OTHER NON-CURRENT ASSETS, net	490,304	248,910
Total assets	$32,822,101	$20,896,793

LIABILITIES AND EQUITY

CURRENT LIABILITIES	$1,775,552	$1,841,313

LONG-TERM DEBT, less current maturities	17,391,195	10,946,864
SERIES A CONVERTIBLE PREFERRED UNITS	326,950	322,910
ACCUMULATED DEFERRED INCOME TAXES	2,010,667	217,244
LONG-TERM PRICE RISK MANAGEMENT LIABILITIES	180,924	81,415
OTHER NON-CURRENT LIABILITIES	300,178	26,958

COMMITMENTS AND CONTINGENCIES

PREFERRED UNITS OF SUBSIDIARY	72,196	71,144

EQUITY:
Total partners' capital	2,425,468	53,484
Noncontrolling interest	8,338,971	7,335,461
Total equity	10,764,439	7,388,945
Total liabilities and equity	$32,822,101	$20,896,793

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per unit data)
(unaudited)

	Three Months Ended March 31,
	2012	2011
REVENUES:
Natural gas sales	$504,610	$709,324
NGL sales	532,299	275,152
Gathering, transportation and other fees	500,962	412,256
Retail propane sales	75,445	528,466
Other	75,815	63,922
Total revenues	1,689,131	1,989,120
COSTS AND EXPENSES:
Cost of products sold	1,022,200	1,201,426
Operating expenses	174,905	220,696
Depreciation and amortization	161,201	139,256
Selling, general and administrative	148,262	63,499
Total costs and expenses	1,506,568	1,624,877
OPERATING INCOME	182,563	364,243
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(213,330)	(167,929)
Bridge loan related fees	(62,241)	—
Equity in earnings of affiliates	75,232	25,441
Gain on deconsolidation of Propane Business	1,055,944	—
Losses on disposal of assets	(1,060)	(1,754)
Loss on extinguishment of debt	(115,023)	—
Gains on non-hedged interest rate derivatives	27,490	1,520
Other, net	13,306	(12,526)
INCOME BEFORE INCOME TAX EXPENSE	962,881	208,995
Income tax expense	1,579	9,903
NET INCOME	961,302	199,092
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	794,880	110,452
NET INCOME ATTRIBUTABLE TO PARTNERS	166,422	88,640
GENERAL PARTNER’S INTEREST IN NET INCOME	506	274
LIMITED PARTNERS’ INTEREST IN NET INCOME	$165,916	$88,366
BASIC NET INCOME PER LIMITED PARTNER UNIT	$0.73	$0.40
BASIC AVERAGE NUMBER OF UNITS OUTSTANDING	226,730,477	222,954,674
DILUTED NET INCOME PER LIMITED PARTNER UNIT	$0.73	$0.40
DILUTED AVERAGE NUMBER OF UNITS OUTSTANDING	226,730,477	222,954,674

ENERGY TRANSFER EQUITY, L.P.
DISTRIBUTABLE CASH FLOW
(Tabular amounts in thousands)
(unaudited)
The following table presents the calculation and reconciliation of Distributable Cash Flow and Distributable Cash Flow, as adjusted, of Energy Transfer Equity, L.P.

	Three Months Ended March 31,
	2012	2011
Cash distributions from ETP associated with: (1)
General partner interest	$4,914	$4,896
Incentive distribution rights	99,548	103,182
Limited partner interest	46,900	44,890
Total cash distributions from ETP	151,362	152,968
Cash distributions from Regency associated with: (2)
General partner interest	1,324	1,269
Incentive distribution rights	2,074	1,114
Limited partner interest	12,083	11,689
Total cash distributions from Regency	15,481	14,072
Total cash distributions from ETP and Regency	166,843	167,040
Distributable cash flow attributable to Southern Union (including acquisition-related expenses of $53.1 million) (3)	(45,718)	—
Deduct expenses of the Parent Company on a stand-alone basis:
Selling, general and administrative expenses, excluding non-cash compensation expense (4)	(30,981)	(1,755)
Interest expense, net of amortization of financing costs, interest income, and realized gains and losses on interest rate swaps (4)	(42,416)	(40,119)
Bridge financing costs	(62,241)	—
Distributable Cash Flow (5)	(14,513)	125,166
Acquisition-related expenses (4)	145,199	617
Distributable Cash Flow, as adjusted (5)	$130,686	$125,783

Cash distributions to be paid to the partners of ETE: (6)
Distributions to be paid to limited partners	$174,982	$124,848
Distributions to be paid to General Partner	433	388
Total cash distributions to be paid to the partners of ETE (5)	$175,415	$125,236

Reconciliation of Non-GAAP “Distributable Cash Flow” and “Distributable Cash Flow, as adjusted” to GAAP “Net income attributable to partners":
Net income attributable to partners	$166,422	$88,640
Equity in income related to investments in ETP and Regency	(345,194)	(146,642)
Cash distributions from ETP and Regency	166,843	167,040
Amortization included in interest expense (excluding ETP and Regency)	826	814
Fair value adjustment of ETE Preferred Units	4,040	15,040
Other non-cash (excluding ETP and Regency)	(7,450)	274
Distributable Cash Flow	(14,513)	125,166
Acquisition-related expenses (4)	145,199	617
Distributable Cash Flow, as adjusted	$130,686	$125,783

(1)
For the three months ended March 31, 2012, cash distributions expected to be received from ETP consist of cash distributions in respect of the quarter ended March 31, 2012 payable on May 15, 2012 to holders of record on  May 4, 2012 and also take into consideration a reduction in incentive distributions of $13.8 million related to the Citrus Dropdown.  For the three months ended March 31, 2011, cash distributions received from ETP consist of cash distributions paid on May 16, 2011 in respect of the quarter ended March 31, 2011.

(2)
For the three months ended March 31, 2012, cash distributions expected to be received from Regency consist of cash distributions in respect of the quarter ended March 31, 2012 payable on May 14, 2012 to holders of record on May 7, 2012.  For the three months ended March 31, 2011, cash distributions received from Regency consist of cash distributions paid on May 13, 2011 in respect of the quarter ended March 31, 2011.

(3)	Distributable cash flow attributable to Southern Union was calculated as follows:

Period from Acquisition (March 26, 2012) to March 31, 2012
Net loss	$(38,507)
Depreciation and amortization	4,723
Deferred income taxes	(11,934)
Distributable cash flow attributable to Southern Union	(45,718)
Acquisition-related expenses recognized by Southern Union	53,059
Distributable cash flow, as adjusted, attributable to Southern Union	$7,341

Distributable cash flow attributable to Southern Union reflected above includes change in control payments of $68.4 million, offset by benefit plan curtailment gains of $15.3 million.  The net amount of $53.1 million was added back to calculate ETE's Distributable Cash Flow, as adjusted.

(4)
Transaction costs for the three months ended March 31, 2012 and 2011 related to ETE's acquisition of Southern Union  consisted of $62.2 million bridge finance costs, $29.9 million of selling, general and administrative expenses incurred by ETE and $53.1 million of merger-related expenses that were incurred directly by Southern Union.

(5)
For the three months ended March 31, 2012, total cash distributions to be paid to the partners of ETE exceed ETE's Distributable Cash Flow and Distributable Cash Flow, as adjusted, primarily due to the timing of the timing of the Southern Union acquisition.   In connection with the Southern Union acquisition, ETE issued 56,981,860 million ETE Common Units on March 26, 2012, the unitholders of which will receive the first quarter 2012 distribution of $0.625 per unit, as announced on April 24, 2012.   However, ETE's Distributable Cash Flow and Distributable Cash Flow, as adjusted, both reflect only six days of cash flows from Southern Union for the period from acquisition (March 26, 2012) through March 31, 2012.  In future quarters, ETE's Distributable Cash Flow and Distributable Cash Flow, as adjusted, will include a full quarter of cash flows from Southern Union on a consolidated basis.

(6)
For the three months ended March 31, 2012, cash distributions expected to be paid by ETE consist of cash distributions in respect of the quarter ended March 31, 2012 payable on May 18, 2012 to holders of record on May 4, 2012.  For the three months ended March 31, 2011, cash distributions paid by ETE consist of cash distributions paid on May 19, 2011 in respect of the quarter ended March 31, 2011.

SUPPLEMENTAL INFORMATION
RESULTS OF OPERATIONS FOR SOUTHERN UNION COMPANY
(Tabular amounts in thousands)
(unaudited)

Supplemental Data

Following is a summary of Southern Union's results for the three months ended March 31, 2012 compared to the three months ended March 31, 2011.  The results of Southern Union shown below include periods prior and subsequent to ETE's consolidation of Southern Union, which began upon the acquisition on March 26, 2012.  Amount shown below for the three months ended March 31, 2012 include both the pre-acquisition and post-acquisition periods.  The results of Southern Union in the post-acquisition period were impacted slightly by the changes in the accounting basis of Southern Union's assets and liabilities to record such assets and liabilities at estimated fair value.  This step-up in basis primarily impacted the depreciation, amortization, and interest expense recognized by Southern Union during the last six days of the quarter, which amounts were accordingly reflected in ETE's consolidated financial statements, and will continue to be impacted by the step-up in basis going forward.

Southern Union defines Segment Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization and other non-cash items, such as non-cash compensation expense, unrealized gains and losses on unhedged derivative activities, and other non-operating income or expense items.  Segment Adjusted EBITDA reflects amounts for less than wholly owned subsidiaries and unconsolidated affiliates based on Southern Union's proportionate ownership.

Segment Adjusted EBITDA may not be comparable to measures used by other companies and should be considered in conjunction with net earnings and other performance measures such as operating income or net cash flows provided by operating activities.

The following table presents Southern Union's Segment Adjusted EBITDA for each of the reportable segments reflected in Southern Union's consolidated financial statements, as well as a reconciliation of the total of Segment Adjusted EBITDA for all of Southern Union's segments to Southern Union's net earnings.
	Three Months Ended March 31,
	2012	2011
	Combined
Segment Adjusted EBITDA:
Transportation and storage segment	$152,430	$166,752
Gathering and processing segment	13,835	20,733
Distribution segment	23,686	32,277
Corporate and other activities	(20,887)	2,229
Total Segment Adjusted EBITDA	169,064	221,991
Depreciation and amortization	(61,267)	(59,327)
Unrealized losses on non-hedged derivative activities	—	(14,744)
Net gain on curtailment of other postretirement benefit plans	15,332	—
Non-cash equity based compensation	(1,350)	(1,954)
Other, net	300	142
Proportionate share of unconsolidated investments' interest, depreciation and allowance for funds used during construction	(44,944)	(11,233)
Interest expense	(54,788)	(55,571)
Federal and state income tax expense	(10,937)	(18,642)
Net earnings	$11,410	$60,662

Southern Union's Segment Adjusted EBITDA decreased between periods primarily due to Southern Union's recognition of approximately $68 million of net merger-related costs incurred in connection with the acquisition by ETE.

Southern Union's income tax expense decreased between periods primarily due to lower pretax earnings recorded in the period subsequent to the change in control.